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                                                                    EXHIBIT 11.1

                                THERMATRIX INC.
                    STATEMENTS OF COMPUTATION OF PRO FORMA
                         COMMON SHARES AND EQUIVALENTS
                     (In thousands, except per share data)
                                  (Unaudited)
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                                                                               Three Months                    Six Months
                                                                               Ended June 30,                 Ended June 30,
                                                                         ------------------------       --------------------------
                                                                             1996          1995            1996           1995
                                                                         -----------    ----------       ---------      ----------
  Net Loss                                                               $   (1,250)     $ (1,295)       $ (2,492)       $  (2,640)
                                                                         -----------    ----------       ---------      ----------

Weighted average common shares outstanding                                      366            75             248              70
Weighted average common equivalent shares:
   Weighted average preferred stock outstanding                               4,169         4,169           4,169           4,169

Adjustments to reflect requirements of the Securities and Exchange
   Commission's Staff Accounting Bulletin No.  83:
       Preferred Stock Issuances                                               284            284             284             284
       Preferred Stock Warrants                                                 17             17              17              17
       Common Stock Option Grants                                              350            350             350             350
       Additional preferred stock issuances on completion
        of the initial public offering on June 19, 1996                        814            814             814             814
                                                                         -----------    ----------       ---------      ----------

Pro forma total weighted average common shares and equivalents               6,000          5,709           5,882           5,704
                                                                         ===========    ==========       =========      ==========

Pro forma net loss per share                                             $   (0.21)     $   (0.23)       $  (0.42)      $   (0.46)
                                                                         ===========    ==========       =========      ==========
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